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Exhibit 10.38

LICENSE AGREEMENT

        This Agreement is entered into as of April 1, 1995, by and between Terumo Corporation ("Terumo"), a Japanese corporation having its principal place of business at 44-1, 2-chome, Hatagaya, Shibuya-ku, Tokyo 151, Japan, Flexmedics Corporation ("Flexmedics") a Minnesota corporation having its principal place of business at 12400 Whitewater Drive, Suite 2040, Minnetonka, Minnesota 55343, and Microvena Corporation ("Microvena"), a Minnesota corporation having its principal place of business at 1861 Buerkle Road, White Bear Lake, Minnesota 55110-5246.

I.     Background of Agreement.

        I.1   Terumo owns U.S. Patent No. 4,925,445 entitled "Guide Wire for Catheter" ("the '445 patent").

        I.2   Flexmedics owns U.S. Patent No. 5,067,489 entitled "Flexible Guide with safety Tip" ("the '489 patent").

        I.3   Flexmedics makes and sells guide wires that are within the scope of at least claims 1-4 of the '445 patent, including (a) the FlexFinder® guide wire which Flexmedics sells or has arranged to have sold to distributors, end users, and others, (b) guide wires which Flexmedics sells to Microvena and which

Microvena sells as Ultra-Select® guide wires, and (c) guide wires which Flexmedics sells as an Original Equipment Manufacturer to others who resell them under names other than FlexFinder® or Ultra-Select®.

        I.4   Microvena sells guide wires under the "Ultra-Select®" name.

        I.5   Flexmedics and Microvena commenced an action against Terumo in the U.S. District Court for the District of Minnesota (Civ. Action No. 4-92-CV-896) seeking a declaration that the FlexFinder® and Ultra-Select® guide wires do not infringe any valid and enforceable claims of the '445 patent.

        I.6   Terumo denied the allegations in Flexmedics' and Microvena's complaint and asserted a counterclaim seeking monetary, equitable, and other relief as a result of, inter alia, infringement of the '445 patent by Microvena and Flexmedics.

        I.7   Flexmedics and Microvena denied that their products infringed the '445 patent or that they were liable to Terumo.

        I.8   Following full discovery and shortly before trial, Terumo, Microvena, and Flexmedics resolved all of their disagreements with respect to the Ultra-Select® and FlexFinder® guide wires by entering into a Settlement Agreement on February

22, 1995, which provides for Terumo to grant Microvena and Flexmedics a license under the terms set forth below.

II.    Definitions.

        II.1  "FlexFinder® guide wire" means a guide wire with the design of the current FlexFinder® guide wire that has an outer helical coil surrounding its distal end portion, the tip structure of which is disclosed and specified by the '489 patent.

        II.2  "Ultra-Select® guide wire" means a guide wire with the design of the current Ultra-Select® guide wire that has an outer helical coil surrounding its distal end portion, the tip structure of which is disclosed and specified by the '489 patent.

        II.3  "Licensed Product" means (a) the FlexFinder® guide wire, (b) the Ultra-Select® guide wire, and (c) other guide wires having an outer helical coil surrounding its distal end portion, the tip structure of which is disclosed and specified by the '489 patent, and the design of the current FlexFinder® or Ultra-Select® guide wires, which are sold by Flexmedics to customers who sell them under names other than FlexFinder® or Ultra-Select®.

        II.4  "Net Selling Price" means the gross invoice price in a normal arms-length transaction to a bona fide purchaser in which one or more Licensed Products are sold by Flexmedics or Microvena, less returns, credits, and usual trade discounts actually taken and, if separately stated and actually paid, sales, use and excise taxes, insurance, and transportation charges. If a Licensed Product is sold by Microvena or Flexmedics in combination with any other product for a single stated price, Net Selling Price means the current Net selling Price for Licensed Products of similar kind and quality, sold in similar quantities to bona fide purchasers for value. If a Licensed Product is not sold by Microvena or Flexmedics but is otherwise disposed of, Net Selling Price means (a) the current Net Selling Price for Licensed Products of similar kind and quality, sold in similar quantities to bona fide purchasers for value, or (b) if a Licensed Product of similar kind and quality is not currently being sold to bona fide purchasers for value, the Net Selling Price for a Licensed Product of similar kind and quality which was last sold in similar quantities to bona fide purchasers for value.

        II.5  "Effective Date" is April 1, 1995.

        II.6  "Term" means the period of time between the Effective Date of this License Agreement and its date of termination for any reason.

        II.7  "Current sales Level" means the amount of Flexmedics' Original Equipment Manufacturing ("OEM") sales in calendar year 1994, measured in dollars.

        II.8  "OEM Sales" means all of Flexmedics' sales of Licensed Product, measured in dollars, less (a) Flexmedics' sales of Licensed Product bearing the FlexFinder® name and (b) Flexmedics's sales of Licensed Product to Microvena.

        II.9  "Non-OEM Sales" means Flexmedics' sales of (a) Licensed Product bearing the FlexFinder® name and (b) Licensed Product to Microvena, measured in dollars.

        II.10   Fiscal Year means July 1 through June 30 of the following year.

        II.11   "Settlement Agreement" means the Settlement Agreement executed by or on behalf of the parties on February 22, 1995.

        II.12   "Parties" means Terumo, Microvena, and Flexmedics.

III.  Representations.

  By Terumo

        III.1   Terumo is a corporation duly organized, validly existing, and in good standing under the laws of Japan. Terumo has the power and authority, corporate and otherwise, to own property and to carry on its business as now being and hereafter proposed to be conducted.

        III.2   Terumo has the corporate power, and has taken all necessary corporate action, to authorize it to execute, deliver and perform this License Agreement. This License Agreement has been duly executed and delivered by a duly authorized officer or representative of Terumo and is a legal, valid, and binding obligation of Terumo, enforceable in accordance with its terms.

        III.3   Terumo has the corporate power, and has taken all necessary corporate action, to ratify the settlement Agreement, which was duly executed and delivered on behalf of Terumo and is a legal, valid, and binding obligation of Terumo, enforceable in accordance with its terms.

        III.4   Terumo owns U.S. Patent No. 4,925,445 entitled "Guide Wire for Catheter" ("the '445 patent").

  By Microvena

        III.5   Microvena is a corporation duly organized, validly existing, and in good standing under the laws of Minnesota.

Microvena has the power and authority, corporate and otherwise, to own property and to carry on its business as now being and hereafter proposed to be conducted.

        III.6   Microvena has the corporate power, and has taken all necessary corporate action, to authorize it to execute, deliver and perform this License Agreement. This License Agreement has been duly executed and delivered by a duly authorized officer of Microvena and is a legal, valid, and binding obligation of Microvena, enforceable in accordance with its terms.

        III.7   Microvena has the corporate power, and has taken all necessary corporate action, to ratify the Settlement Agreement, which was duly executed and delivered on behalf of Microvena and is a legal, valid, and binding obligation of Microvena, enforceable in accordance with its terms.

  By Flexmedics

        III.8   Flexmedics is a corporation duly organized, validly existing, and in good standing under the laws of Minnesota. Flexmedics has the power and authority, corporate and otherwise, to own property and to carry on its business as now being and hereafter proposed to be conducted.

        III.9   Flexmedics has the corporate power, and has taken all necessary corporate action, to authorize it to execute, deliver and perform this License Agreement. This License Agreement has been duly executed and delivered by a duly authorized officer of Flexmedics and is a legal, valid, and binding obligation of Flexmedics, enforceable in accordance with its terms.

        III.10   Flexmedics has the corporate power, and has taken all necessary corporate action, to ratify the Settlement Agreement, which was duly executed and delivered on behalf of Flexmedics and is a legal, valid, and binding obligation of Flexmedics, enforceable in accordance with its terms.

        III.11   Flexmedics' OEM sales in fiscal year 1994 (i.e., July 1, 1993-June 30, 1994) were $719,474.00.

        III.12   Flexmedics' OEM customers in calendar year 1994 are listed in Attachment A. This information will be held in confidence by Terumo.

IV.    Patent License Grant.

        Subject to the terms and conditions of this License Agreement, Terumo grants to Microvena and to Flexmedics, and Microvena and Flexmedics accept, a nonexclusive license to make, use, and sell Licensed Products in the United States.

V.     Royalties, Other Payments, and Reports.

  A.
  Payment Amounts

        Microvena and Flexmedics agree to pay Terumo a total of $175,000.00 pursuant to the following schedule:

          (a)   $50,000.00 on or before March 5, 1995; and

          (b)   $125,000.00 on the first date when a royalty payment is due based on Flexmedics having attained an OEM level of sales that is six (6) times the 1994 sales level (i.e., the first date on which a royalty payment is due that is based in part on a 16% royalty rate as set forth in Subparagraph V.B.2(b), infra).

  B.
  Earned Royalties

        V.B.1   Microvena agrees to pay Terumo a royalty of seven percent (7%) based on the Net Selling Price of each Licensed Product that it sells, such payments being made on a periodic basis as set forth below for the period from the Effective Date of this License Agreement to June 30, 1995, and for each Fiscal Year thereafter. Microvena will not sell Licensed Product to anyone other than an end user or a company or individual who distributes or resells the Licensed Product under the "Ultra-Select®" name.

        V.B.2   Flexmedics agrees to pay Terumo a royalty as follows:

          (a)   On its non-OEM sales: a royalty of seven percent (7%) based on the Net Selling Price of all non-OEM sales of Licensed Product that Flexmedics sells, less Flexmedics' sales of Licensed Product to Microvena, and

          (b)   On its OEM sales: a royalty based on the Net Selling Price of all OEM sales of Licensed Product and a royalty rate which depends on the amount of sales, as follows:

Amount of sales	Royalty rate
0 to current sales level	8%
Current Sales Level to 4 times Current Sales Level	10%
4 times Current Sales Level to 6 times Current Sales Level, and	15%
greater than 6 times Current Sales Level.	16%

          (c)   Royalty payments for the period from the Effective Date of this Agreement to June 30, 1995, will be based on the Net Selling Price of all OEM sales of Licensed Product during that period and a royalty rate determined by multiplying the level of sales during this period by four (4) and determining the royalty rate(s) specified in Subparagraph V.B.2(b), supra.

          (d)   Commencing on July 1, 1995, royalty payments will be based on the Net Selling Price of all OEM sales of Licensed Product and the royalty rate(s) specified in Subparagraph V.B.2(b), supra.

  C.
  Payment Dates

        Royalty payments will be made as follows:

          (a)   For the period from the Effective Date of this License Agreement to June 30, 1995: sixty (60) days after June 30, 1995; and

          (b)   For each Fiscal Year beginning on or after July 1, 1995: sixty (60) days after the end of the fiscal year, beginning in 1996.

  D.
  Reports

        Each royalty payment shall be accompanied by a Report indicating the amount of the payment.

  E.
  Affect of Other Licenses

        If Terumo voluntarily licenses the '445 patent to a non-party to this License Agreement in the United states under an arrangement similar to that set forth herein, but at royalty rate(s) lower than those set forth in Subparagraph V.B. of this Paragraph, Microvena and Flexmedics will thereafter pay royalties to Terumo based on such lower rate(s); provided that sales made before the date of the license to such non-party shall be based on the royalty rate(s) in Subparagraph V.B., supra, or on such lower rate as may then be in effect as a result of the prior operation of this Subparagraph, and provided further that under no circumstances will Terumo be required to refund any moneys already paid by Microvena and Flexmedics.

VI.   Records and Audits.

        VI.1   Microvena and Flexmedics will keep full and accurate records of Licensed Products made, used, or sold which are appropriate to determine the amount of royalties and other payments which are due to Terumo under this License Agreement. Microvena and Flexmedics will maintain such records for three (3) years following the fiscal year to which they apply.

        VI.2   The records which Microvena and Flexmedics maintain pursuant to Subparagraph VI.1 of this License Agreement shall be made available, on seven (7) days' notice, during normal business hours on normal working days, for inspection by a certified public accounting firm designated by Terumo. The certified public accounting firm will conduct its inspection(s) for the sole purpose of verifying the correctness of the representation made in subparagraph III.11 of this License Agreement and of reports and payments made under this License Agreement. The certified public accounting firm will not reveal to Terumo any information obtained during the inspection except the correctness of the representation in subparagraph III.11 and the amount due as a result of earned royalty and other payments. There will be an initial inspection and, thereafter, no more than one inspection for each fiscal year or period during the Term of this license, except that if Microvena and Flexmedics maintain separate records, there will be no more than one inspection for each year or period fraction thereof during the Term of this Agreement for each of them. Microvena and Flexmedics will reimburse Terumo for the amount that Terumo pays the certified public accounting firm for the inspection(s), with the reimbursement payments being made within thirty (30) days of receipt of an invoice from Terumo.

        VI.3   In the event of an underpayment identified in the inspection by the certified public accountant, Microvena and Flexmedics will pay the amount of the underpayment within thirty (30) days after written demand is made for such payment and, if there has been an underpayment equal to or greater than ten percent (10%) of the amount due, Microvena and Flexmedics will pay Terumo interest on the amount of the underpayment at an interest rate equal to the prime rate plus 3%.

VII. Expenses Associated with this License Agreement.

        Terumo, Microvena, and Flexmedics will pay their own expenses which are incurred in negotiating and preparing this License Agreement.

VIII. Term and Termination.

        VIII.1   The Term of this License Agreement and the license granted by it shall begin on the Effective Date hereof and terminate upon the expiration of the '445 patent unless terminated sooner as provided herein.

        VIII.2   If Microvena or Flexmedics neglects or fails to make any payment or render any reports required by this License Agreement, fails or neglects to give the certified public accounting firm retained by Terumo in accordance with Subparagraph VI.2, supra, access to the records which Microvena and Flexmedics are required to make available for inspection, or is otherwise in material default of any obligation under this License Agreement, Terumo may, at its option, cause this License Agreement to terminate upon giving written notice to that effect to Microvena and Flexmedics. Such written notice to terminate shall be given thirty (30) days before termination. Such notice shall become effective at the end of this thirty (30) day period unless during said period Microvena and/or Flexmedics cure any defect or default under this provision. Waiver of any default or failure to terminate for such default shall not be construed as, or deemed to be, a waiver or an estoppel as to any subsequent default.

        VIII.3   This License Agreement will terminate upon the expiration of the '445 patent or, if a court of competent jurisdiction determines that the '445 patent is invalid or unenforceable in a decision that has become final, unappealable and unreviewable, on the date on which that decision has become final and is no longer appealable or reviewable. Termination of this License Agreement shall not relieve Microvena and Flexmedics of their obligations to pay Terumo any unpaid royalties or other payments which accrued under this License Agreement prior to the date of termination.

        VIII.4   Terumo will have the right to terminate this License Agreement by giving written notice of termination to Microvena and Flexmedics upon or at any time after: (1) the filing by Microvena or Flexmedics of a petition in bankruptcy or insolvency; (2) the filing of any application stating that Microvena or Flexmedics is insolvent or bankrupt; (3) the filing by Microvena or Flexmedics of any petition or acts seeking reorganization, readjustment or arrangement of the business of Microvena or Flexmedics under any law relating to bankruptcy or insolvency; (4) the appointment of a receiver for all or substantially all of the property of Microvena or Flexmedics; (5) the making by Microvena or Flexmedics of any assignment or attempted assignment for the benefit of creditors; or (6) the institution of any proceedings for the liquidation or winding up of Microvena's business or Flexmedics' business or for the termination of either of their corporate charters. This License Agreement shall terminate immediately upon the happening of any of the aforesaid events upon notice of termination given by Terumo even though the notice of termination is given by Terumo after the occurrence.

IX.   Assignment and Sublicense.

        IX.1   This License Agreement and the rights and obligations under it may not be assigned by Microvena or Flexmedics without the prior written consent of Terumo, except that this License Agreement may be assigned to a person that acquires all of the assets and business of Microvena or Flexmedics by merger, acquisition, sale of assets or the like, and that agrees in writing to be bound by the terms of this License Agreement. For the purposes of this section, a person shall be considered to have acquired all of the assets and business of Microvena or Flexmedics if it merges with, acquires, or purchases all of the business and assets of an entity which owns all or substantially all of the outstanding stock of Microvena or Flexmedics and exercises control over Microvena and Flexmedics.

        IX.2   Microvena and Flexmedics do not have a right to sublicense under this License Agreement.

X.    Miscellaneous.

        A.    Microvena and Flexmedics will make no reference to this License Agreement or to the fact that Terumo has granted Microvena and Flexmedics a license to the '445 patent in any promotional, marketing, advertising, or packaging material unless Terumo agrees in writing to such reference being made.

        B.    Microvena and Flexmedics will advise their OEM customers, if any, that they may make no reference to this License Agreement or to the fact that Terumo has granted Microvena and Flexmedics a license to the '445 patent in any promotional, marketing, advertising, or packaging material unless Terumo agrees in writing to such reference being made.

        C.    Force Majeure.    If Terumo, Microvena, or Flexmedics is prevented from performing any of its obligations under this License Agreement due to any act of God; fire; casualty; flood; war; strike; lockout; epidemic; destruction of production facilities; riots; insurrection; or any other cause beyond the reasonable control of the party invoking this subsection, and if the party that is unable to perform its obligations has made reasonable efforts to avoid such occurrence, then such party shall give prompt written notice to the other parties, and the affected party's performance will be excused and this License Agreement will remain in effect.

        D.    Waiver.    The waiver by either Terumo or by Microvena or Flexmedics of a breach of a default of any provision of this License Agreement by any other party shall not be construed as a waiver or estoppel as to any succeeding breach of the same or any other provision of this License Agreement. Any delay or omission on the part of any party to exercise or avail itself of any right, power, or privilege that it has or may have under this License Agreement shall not operate as a waiver of any right power, or privilege by such party.

        E.    Notices.    Any notice or other communication in connection with this License Agreement must be in writing, shall be sent by facsimile and by certified mail, return receipt requested, and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor:

        If to Terumo, to:

    Takatomi Tanaka
    General Manager, Patent Department
    Terumo Corporation
    1500 Inokuchi, Nakai-machi
    Ashigarakami-gun
    Kanagawa-ken 259-01
    Japan

    with a copy to

    Ralph A. Mittelberger, Esquire
    Fish & Richardson
    601 Thirteenth Street, N.W.

    Washington, D.C. 20005

        If to Microvena, to:

    Rudy Mazzocchi, President
    Microvena Corporation
    1861 Buerkle Road
    White Bear Lake, Minnesota 55110-5246

    with a copy to

    Douglas J. Williams, Esquire
    Merchant & Gould
    3100 Norwest Center
    90 South Center Street
    Minneapolis, Minnesota 55402

        If to Flexmedics, to:

    Albert Emola, President
    Flexmedics Corporation
    12400 Whitewater Drive
    Minnetonka, Minnesota 55343

    with a copy to

    Douglas J. Williams, Esquire
    Merchant & Gould
    3100 Norwest Center
    90 South Center Street
    Minneapolis, Minnesota 55402

        F.     Geographic Limitations; Other Licenses.

        The license granted by this License Agreement is limited to the United States. The parties agree to use their best efforts to enter into licenses in other countries, including Japan, and those licenses will contain provisions comparable to those in Subparagraph V.E.

        G.    No Agency.    Nothing herein shall be deemed to make any party an agent, representative or employee of any other party, or to make any two parties as joint venturers or partners for any purpose. No party will have the authority to represent or obligate any other party in any way except as expressly authorized by this Agreement.

        H.    Entire Agreement.    This License Agreement, the Settlement Agreement executed on February 22, 1995, and the Order issued by Judge Davis on October 18, 1995 contain the full understanding of the parties with respect to the subject matter hereof and supersede all prior or other understandings and writings relating thereto. No waiver, alteration or modification of any of their provisions shall be binding unless made in writing and signed by the parties by their respective duly authorized representatives. There are no representations, warranties, covenants or agreements, express or implied, with respect to the subject matter hereof, or to the merchantability or performance of the Licensed Products, except as expressly set forth in this License Agreement.

        I.     Headings.    The headings in this License Agreement are for the convenience of reference only and shall not be considered in construing this License Agreement.

        J.     Severability.    If any provision of this License Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable.

        K.    Successors and Assigns.    This License Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. No other person shall be entitled to rely upon this License Agreement or be entitled to any benefits hereunder.

        L.    Damages.    In no event shall any party be liable to any other party or any other party's customers as a result of this License Agreement, for special, incidental or consequential damages due to any cause whatsoever or for any damages resulting from defects in design or manufacture of License products manufactured by such other party. Subject to the foregoing, nothing in the License Agreement shall limit any rights or remedies which any party shall have at law or in equity.

        M.   No Other Licenses.    No license or right is granted under this License Agreement by Terumo to Microvena or Flexmedics or by Microvena or Flexmedics to Terumo by implication, estoppel or otherwise, except as expressly set forth in this License Agreement, and no party may use the corporate names, trademarks, trade names or logo of any other party without the prior written consent of such other party, unless such use is pursuant to some other agreement.

        N.    Counterparts.    This License Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        O.    No Third-Party Beneficiaries.    This License Agreement is intended for the benefit of the parties hereto and their permitted successors and assigns, and no other Person shall be entitled to rely upon this Licensee Agreement or be entitled to any benefits under this License Agreement.

        P.     Mediation and Arbitration.    Terumo, Microvena, and Flexmedics stipulate to the continuing jurisdiction of the U.S. District court for the District of Minnesota to enforce or interpret this License Agreement and agree to seek mediation from the U.S. District court in Minnesota for any disputes arising hereunder, but Terumo, Microvena, and Flexmedics will attempt in good faith to set up neutral site arbitration under the rules of the American Arbitration Association or any other mutually acceptable alternative dispute resolution mechanism to resolve all dispute, if any, under this License Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed as a sealed instrument by their properly and duly authorized officers or representative as of the Effective Date hereof.

/s/ Rudy Mazzocchi by Rudy Mazzocchi, President Microvena Corporation
/s/ Albert Emola by Albert Emola, President Flexmedics Corporation
/s/ Takashi Wachi by Takashi Wachi, President Terumo Corporation

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  Exhibit 10.38
LICENSE AGREEMENT